[Brown & Wood LLP Letterhead]

                                   August 11, 1998



Mitsui Vendor Leasing Funding Corp. II
5353 Greenwich Drive, Suite 100
San Diego, California  92122

     Re:  Mitsui Vendor Leasing Funding Corp. II
          Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as special federal tax counsel for Mitsui Vendor Leasing Funding Corp. II, a Delaware corporation (the "Registrant"), in connection with the filing by registrant of a registration statement on Form S-1 (such registration statement, together with the exhibits and amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") for the registration under the Act of the Receivable-Backed Notes (the "Notes") of Mitsui Vendor Leasing Asset Trust 1998-1 (the "Trust"). As further described in the Registration Statement, the Trust will be formed by the Registrant pursuant to a Trust Agreement between the Registrant and an Owner Trustee. The Notes will be issued by the Trust pursuant to an Indenture between the Trust and an Indenture Trustee.

     We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Notes. This advice is summarized under the headings "Summary of Terms - Federal Income Tax Consequences" and "Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal consequences that are discussed, in our opinion, the description is accurate in all material respects.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as special federal tax counsel to the Registrant) under the heading "Federal Income Tax Consequences" in the Prospectus, without implying or admitting that we are "experts" within the meaning of the Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.


                                   Very truly yours,



                                   /s/ Brown & Wood LLP